Exhibit 99.1

NEWS RELEASE

Entegris Appoints Linda LaGorga as Chief Financial Officer

BILLERICA, Mass. – April 11, 2023 – Entegris, Inc. (Nasdaq: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced the appointment of Linda LaGorga as chief financial officer, effective May 15, 2023. She succeeds Greg Graves, who recently announced his retirement after a more than 20-year career with Entegris. Graves will remain as special advisor to the CEO through July 7, 2023, to ensure a smooth transition.

Ms. LaGorga brings to Entegris extensive experience in operational finance, financial planning and analysis, treasury, and debt financing, as well as an expertise in capital markets and M&A. She joins Entegris from Honeywell International Inc., where she most recently served as vice president and CFO of Honeywell’s $2.4 billion UOP business unit, which provides process technology, catalysts, adsorbents, and equipment to the refining, gas processing, and petrochemical industries. Previously, she served as vice president and CFO of the Honeywell aerospace mechanical systems & components business. From 2018 to 2021, she led Honeywell’s corporate FP&A organization.

"We are very pleased to welcome Linda to the Entegris team," said Bertrand Loy, president and chief executive officer. "With over 25 years of experience at large, complex, public organizations, and a compelling track record of success across various industries, I’m confident that Entegris will benefit from her analytical rigor and fresh perspectives. Linda brings a broad skillset, strong strategic acumen, and a shared understanding of our commitment to customers and our shareholders. I look forward to collaborating with her closely."

“I’m excited to join Entegris’ team and am eager to contribute to its impressive ambitions and customer-centric culture,” LaGorga said. “I look forward to working closely with Bertrand and the team to realize the significant growth potential ahead and deliver value for all of our stakeholders.”

Prior to joining Honeywell, Ms. LaGorga served as the global treasurer and head of business development for Bausch Health Companies Inc. Earlier in her career, she held various positions of increasing responsibilities at Goldman Sachs, most recently serving as a managing director in the investment banking division. Ms. LaGorga began her career in the U.S. Navy and achieved the rank of lieutenant.  She holds a Bachelor of Science degree in materials science and engineering from the University of Pennsylvania and an MBA from Harvard Business School.

About Entegris

Entegris is a leading supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 10,000 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Italy, Japan, Malaysia, Singapore, South Korea, Taiwan, and the United Kingdom. Additional information can be found at www.entegris.com.

Investor Contact:
Bill Seymour
VP of Investor Relations, Treasury and Communications
T +1 952-556-1844
bill.seymour@entegris.com

Media Contact:
Connie Chandler
Senior Director of Corporate Communications
T +1 978-436-6546
connie.chandler@entegris.com